Exhibit 99.1

News

Investor Contact:

Logan Bonacorsi

lbonacorsi@caleres.com

Media Contact:

Kelly Malone

kmalone@caleres.com

Caleres Announces Timeline for Planned Executive Succession

Jay Schmidt to Become Chief Executive Officer

Diane Sullivan to Become Executive Chairman

ST. LOUIS – July 25, 2022 - Caleres (NYSE: CAL) a diverse portfolio of consumer-driven footwear brands, today announced that Diane Sullivan, who has served as chief executive officer for more than a decade, will retire as chief executive officer of Caleres on January 15, 2023, and will assume the role of executive chairman. At that time, Jay Schmidt, president of Caleres, will succeed Sullivan as chief executive officer. Today’s announcement represents the culmination of a long-scheduled and carefully planned succession process led and executed by the company’s Board of Directors.

“Diane transformed Caleres from a company that sells shoes to one that builds brands and connects with consumers while at the same time markedly changing the financial performance of the company,” said Ward Klein, lead independent director of Caleres. “She skillfully evolved the company’s portfolio – leading the acquisition and incubation of numerous brands including Sam Edelman, Allen Edmonds and Vionic, all three of which are now lead assets for the company. Notably, the company’s earnings per share climbed steadily increasing six-fold over Diane’s tenure as CEO. The board is delighted that she has agreed to accept the new executive chair role, where she can continue to use her strategic abilities and vast industry knowledge to help lead the company forward. On behalf of the entire board, we thank Diane for her leadership and congratulate Jay on his new position. We look forward to working with both on a seamless transition.”

As Executive Chairman, Sullivan will continue to lead the Caleres Board of Directors as well as partner with Schmidt and the rest of the Caleres leadership team on key strategic initiatives.

“It has been an honor to serve as Caleres’ chief executive officer over the course of the past 11 years,” said Sullivan. “While I am ready to hand over the reigns as CEO, I am thrilled about the opportunity to continue to work with the board and the Caleres leadership team in this new capacity. I am highly confident that Jay is the ideal person to succeed me as CEO. He is a consummate merchant and has been instrumental in the evolution and success of the company’s portfolio of brands. He has built an impressive track record of operational and financial accomplishments during his tenure. His deep understanding of our industry, tremendous knowledge of our company and his ability to translate ambition into action will be invaluable in accelerating improving results. I know Jay will lead Caleres to even greater success in the years ahead.”

“I am humbled and excited for the opportunity to lead Caleres and build on the strong foundation that Diane has established,” said Schmidt. “I feel fortunate to have had the privilege to collaborate with Diane as we charted a strategic course for ongoing success. I look forward to working with the entire Caleres team as we leverage our powerful portfolio of brands and our deep knowledge of the consumer to drive further progress across our key strategic initiatives and deliver exceptional value for all our stakeholders.”

Schmidt was named president in December 2020 and assumed responsibility for consumer and brand strategy for the entire Caleres portfolio, which includes Famous Footwear, Allen Edmonds, Naturalizer, Sam Edelman and Vionic, among others. Prior to that, Schmidt held the position of division president, Caleres Brand Portfolio, where he added to his already-strong portfolio knowledge. Before joining the company in 2009, Schmidt spent more than 25 years developing his extensive merchandising, portfolio management and brand marketing experience. He spent ten years with Nine West Group in several capacities and held positions of increasing responsibility with Lord & Taylor, May Merchandising Corporation and Macy’s. He holds a bachelor’s degree in commerce and marketing from the University of Virginia.

Sullivan joined Caleres as president in 2004 and took on the additional responsibilities of chief operating officer in 2006. Elected to the Board of Directors in 2007, she was then named president and CEO in 2011. She became CEO, president, and chairman of the board in 2014. During her tenure, Sullivan built and fostered a consumer-focused approach that led to an expansion in customer acquisition and market share growth in key consumer segments; orchestrated the transformation of the Caleres portfolio into the highly-successful collection of brands it is today; spearheaded strategic investments to enhance the organization’s digital and supply-chain related capabilities; and led with a people-first management style that transformed the Caleres culture into the engine of the company’s long-term success. Through these efforts, Sullivan has significantly strengthened the organization’s overall earnings capabilities and potential for future value creation.

“Diane’s extraordinary vision for our company and unwavering belief in the power of our people and brands led to the transformation of the earnings power of the organization,” added Schmidt. “She has held the consumer and our Associates at the heart of every decision, and her bold and caring leadership guided us through the pandemic in the most inspiring way. The Caleres team is the best in the business, and we look forward to continuing our momentum.”

About Caleres

Caleres is a diverse portfolio of global footwear brands. Our products are available virtually everywhere - in the nearly 1,000 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Famous Footwear offers great casual and athletic brands for the entire family with convenient, curated, affordable collections. Sam Edelman keeps expressive women in step with the latest trends in a playful, whimsical way. Naturalizer shoes are beautiful from the inside out, with elegant simplicity and legendary fit re-imagined for today’s consumer. Allen Edmonds combines old world craft with new world technology to create luxe footwear for the discerning man who wants sophisticated, modern classics. Rounding out our family of brands are Vionic, Vince, Franco Sarto, Dr. Scholl’s Shoes, LifeStride, Blowfish Malibu, Bzees, Circus by Sam Edelman and Ryka. Combined, these brands make Caleres a company with both a legacy and a mission. Our legacy is our more than 140 years of artisanship and our passion for fit, while our mission is to continue to inspire people to feel great… feet first. Visit caleres.com to learn more.